Exhibit 10.1

Letter between Paul S. Shipman, President, Chief Executive Officer and Chairman of the Board and Redhook Ale Brewery, Incorporated


Paul Shipman
Chief Executive Officer
Redhook Ale Brewery, Incorporated
14300 NE 145th Street, Suite 210
Woodinville, WA 98072


Dear Paul:
The purpose of this letter is to confirm our understanding about your continued employment as the Chief Executive Officer of Redhook Ale Brewery, Incorporated (the "Company").
Your current employment agreement with the Company dated November 1, 2001 expires on July 31, 2005. We have agreed that the Company will not be entering into new employment agreements with its executive officers upon the expiration of their contracts, but that, going forward, all our executive officers will be "at-will" employees. Our mutual agreement regarding your salary, severance and other benefits, beginning August 1, 2005, is set forth below.
Compensation and Benefits
-------------------------
You will receive a base salary of $250,000 per year, subject to review and recommended annual adjustment by the Compensation Committee and approval by the Board. In addition, you are entitled to participate in all of the Company's employee benefit programs for which you are eligible.
You will be eligible for a yearly bonus, such bonus to be approved by the Board on the recommendation of the Compensation Committee. We anticipate that 50% of your bonus will be discretionary, and 50% will be paid upon achieving certain targets set by the Compensation Committee or the Board initially described in the "Report of the Redhook Compensation Committee" dated May 24, 2005. For 2005, your target bonus will be $100,000. You will also be entitled to a monthly car allowance of $850 per month.

Severance
---------
In the event that your employment with the Company is terminated by the Company for any reason other than "for cause", you will be entitled to severance equal to one month of base salary for each year of your service with the Company, capped at a severance payment equal to 24 months of base salary and to be reimbursed for your COBRA premiums to maintain the same health benefits provided to you, then in place, for the term of the severance period paid by the Company, not to exceed 18 months. For purposes of our agreement to pay severance, "for cause" means that you have engaged in conduct which, if you were to remain employed by the Company, would substantially and adversely impair the interests of the Company, or you have engaged in fraud, dishonesty or self-dealing relating to or arising out of your employment with the Company, or you have violated any criminal law relating to your employment or to the Company, or you repeatedly refuse to obey lawful directions of the Company's Board of Directors. This severance policy remains subject to revision at any time by the Board of Directors after six (6) months written notice to you.
Special Bonus.
-------------

     For your efforts in implementing the new joint-venture arrangement with Craft Brands Alliance and for the positive benefits the Company is seeing from the Craft Brands arrangement, you will receive a one-time bonus of $60,000, to


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be paid on July 31, 2005. You hereby agree that no additional bonuses are owing, and no bonuses will be paid, under your existing employment agreement which terminates according to its terms on July 31, 2005.
We appreciate your continued efforts on behalf of Redhook, and look forward to having you as a member of our team for years to come.
Sincerely,
/s/ David Lord
--------------
David Lord
       Chairman, Compensation Committee

Acknowledged and Agreed:

/s/ Paul Shipman
----------------
Paul Shipman
Date: June 23, 2005



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